Exhibit 10.66

Boots Support Office 1 Thane Road Beeston Nottingham NG90 1BS

23 September 2016

Strictly Private & Confidential
Mr Simon Roberts
Executive Vice President of
Walgreens Boots Alliance and
President of Boots

Dear Simon

Further to our recent discussions, I set out below the contractual position following your decision to resign from your position as Executive Vice President of Walgreens Boots Alliance and President of Boots.

1.
As discussed, you have confirmed (and we have agreed) that your employment with Boots Management Services Limited (“the Company”) terminated on 15 July 2016 (“the Termination Date”). You acknowledge and accept that you were paid your contractual salary and benefits up to and including that date (less such deductions for tax and social security contributions as the Company was required to make by law) pursuant to your Executive Service Agreement with the Company (“your Executive Service Agreement”). There will be no further accrual, payments or payments in lieu of contractual salary or benefits after the Termination Date save as expressly stated below.

2.	To the extent not already reimbursed, the Company shall reimburse any expenses reasonably incurred by you in the proper performance of your duties in accordance with the Company’s expenses policy.

3.
To the extent not already returned on or before the Termination Date, you will return all Company property in your possession or under your control including but not limited to all Company cars, laptops, mobile telephones, keys, security cards, credit cards, books, documents, papers, materials, computer discs and software and any copies thereof (whether in human readable or machine readable form).4.As your employment came to an end before the date of payment of any FY16 annual bonus, no bonus shall be payable to you under that scheme.

5.	I confirm that you will also forfeit all awards under the Walgreens Boots Alliance, Inc. 2013 Omnibus Incentive Plan (“the Plan”) in accordance with the Plan rules.

6.
Subject to paragraph 9 below, the Company hereby confirms that it has exercised its discretion pursuant to clause 12.5 of your Executive Service Agreement and shall make a payment to you in lieu of your basic salary under clause 3.2 thereof (less such deductions as the Company is required to make by law) (“the Notice Payment”) for the unexpired 12 months of the notice period.

Boots Management Services Limited. Registered office: 1 Thane Road West, Nottingham, NG2 3AA Registered in England & Wales: Number 7073438
Member of Walgreens Boots Alliance

7.
Subject to paragraph 8 below and to any other written agreement that may be reached between us concerning the same, the post-termination obligations contained in clause 16 of your Executive Service Agreement shall remain in full force and effect and shall be immediately effective from the Termination Date.

8.
In consideration of the Notice Payment it is agreed that those organisations listed below and their holding companies and subsidiaries and the subsidiaries of any such holding companies from time to time shall replace the list of organisations set out in Schedule 2 of your Executive Service Agreement:

•	Ahold
•	Asda
•	A.S.Watson
•	Celesio
•	Cerp Rouen
•	CVS
•	John Lewis or Waitrose
•	Marks & Spencer
•	Mediq (formerly known as OPG)
•	Morrisons
•	Noweda
•	Optical Express
•	Phoenix Healthcare
•	Sanacorp
•	Specsavers
•	Superdrug
•	Tesco
•	UK-based Co-operative Societies
•	Vision Express
•	WalMart
•	Well+ Pharmacy

and you agree that the Restricted Period relating to the non-solicitation provisions of clause 16.2 of your Executive Service Agreement shall be extended to 24 months from the Termination Date. For the purposes of this paragraph, capitalized words and phrases shall bear the same meaning as within Schedule 1 of your Executive Service Agreement.

9.
The Notice Payment will be paid to you in equal monthly instalments, commencing in the calendar month immediately after the Termination Date, until such time as you secure alternative employment or for a period of 12 months (whichever is earlier). For the purposes of this paragraph, “alternative employment” means any office, appointment, employment or self-employment under the terms of a contract of service or contract for services or otherwise.

10.
Notwithstanding any other rights the Company may have against you, if you breach any provision of paragraph 8 above you acknowledge and agree to repay to the Company a sum equivalent to all gross payments made to you pursuant to paragraph 6 above and you agree that such sum is recoverable from you by the Company as a debt.

Boots Management Services Limited. Registered office: 1 Thane Road West, Nottingham, NG2 3AA Registered in England & Wales: Number 7073438
Member of Walgreens Boots Alliance

11.
You will resign (to the extent that you have not already done so) as an Officer of Walgreens Boots Alliance, Inc. from all and any directorships held in the Company and its Associated Companies in the form attached with immediate effect from the Termination Date.

12.	In this letter, “Associated Companies” means in relation to a company its holding companies and subsidiaries and the subsidiaries of any such holding companies from time to time.

13.
This letter together with any other written agreement between us following the Termination Date contains the entire agreement between the parties in relation to its subject matter and supersedes any prior arrangement, understanding written or oral agreements between the parties in relation to such subject matter.

14.	The existence, effect and interpretation of this letter shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the courts of England.

Please sign and date a copy of this letter and return it to me in order to acknowledge and accept the terms set out above.

Yours sincerely

/s/ Marco Pagni

Marco Pagni
Executive Vice President,
Global Chief Administrative Officer and
General Counsel of Walgreens Boots Alliance, Inc.

I acknowledge and accept the terms set out above upon which my employment will come to an end.

Signed	/s/ Simon Roberts
Simon Roberts

Dated	26th September 2016

Boots Management Services Limited. Registered office: 1 Thane Road West, Nottingham, NG2 3AA Registered in England & Wales: Number 7073438
Member of Walgreens Boots Alliance

Form of Resignation – Directors & Officers

Walgreens Boots Alliance, Inc.

Boots UK Limited

Boots Optical Investment Holdings Limited

Boots Hearingcare Limited

Gentlemen

I hereby resign as an Officer of Walgreens Boots Alliance, Inc. and from my office of Director of Boots UK Limited, Boots Optical Investment Holdings Limited and Boots Hearingcare Limited with effect from close of business on 15 July 2016.

Yours faithfully

Simon Roberts

Boots Management Services Limited. Registered office: 1 Thane Road West, Nottingham, NG2 3AA Registered in England & Wales: Number 7073438
Member of Walgreens Boots Alliance